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                                                                      EXHIBIT 11

                              SOCIETY CORPORATION
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               YEAR ENDED DECEMBER 31,
                                                     -------------------------------------------
                                                        1993            1992            1991
                                                     -----------     -----------     -----------
NET INCOME APPLICABLE TO COMMON SHARES
  Net income.....................................       $347,159        $301,210         $76,478
  Less: Preferred dividend requirements..........          1,038           6,226           6,249
                                                     -----------     -----------     -----------
  Net income applicable to Common Shares.........       $346,121        $294,984         $70,229
                                                     -----------     -----------     -----------
                                                     -----------     -----------     -----------
NET INCOME PER COMMON SHARE -- PRIMARY
  Weighted average Common Shares outstanding.....    116,976,477     115,951,058     114,385,402
  Dilutive common stock options..................      1,346,975       1,397,598         881,442
                                                     -----------     -----------     -----------
  Weighted average Common Shares and Common Share
     equivalents outstanding.....................    118,323,452     117,348,656     115,266,844
                                                     -----------     -----------     -----------
                                                     -----------     -----------     -----------
  Net income applicable to Common Shares.........       $346,121        $294,984         $70,229
                                                     -----------     -----------     -----------
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  Net income per Common Share....................          $2.93           $2.51            $.61
                                                     -----------     -----------     -----------
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NET INCOME PER COMMON SHARE -- FULLY DILUTED
  Weighted average Common Shares outstanding.....    116,976,477     115,951,058     114,385,402
  Dilutive common stock options..................      1,488,187       1,796,206       1,156,450
                                                     -----------     -----------     -----------
  Weighted average Common Shares and Common Share
     equivalents outstanding.....................    118,464,664     117,747,264     115,541,852
                                                     -----------     -----------     -----------
                                                     -----------     -----------     -----------
  Net income applicable to Common Shares.........       $346,121        $294,984         $70,229
                                                     -----------     -----------     -----------
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  Net income per Common Share....................          $2.92           $2.51            $.61
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

Dilutive common stock options are based on the treasury stock method using average market price in computing net income per Common Share -- primary, and the higher of year-end market price or average market price in computing net income per Common Share -- fully diluted.

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